Exhibit 10.1
SECOND AMENDMENT TO CREDIT AGREEMENT
THIS SECOND AMENDMENT TO CREDIT AGREEMENT (“Second Amendment”) is made as of this 6th day of November, 2015, by and among STARTEK, INC., a Delaware corporation (the “Company”), STARTEK HEALTH SERVICES, INC., a Colorado Corporation (“SHS”) and STARTEK USA, INC., a Colorado Corporation (“SUSA”) (each of the Company, CCI, SHS and SUSA may be referred to herein, individually, as a “Borrower” and, collectively, as “Borrowers”), COLLECTION CENTER, INC., a North Dakota corporation (“CCI”), as a guarantor, EACH LENDER FROM TIME TO TIME PARTY HERETO (collectively, the “Lenders” and individually, a “Lender”), and BMO HARRIS BANK, N.A., as Administrative Agent, Swing Line Lender, and an Letter of Credit Issuer.
WHEREAS, the Administrative Agent, Lenders and Borrowers entered into a certain Credit Agreement dated as of April 29, 2015 as amended by a certain First Amendment to Credit Agreement dated as of June 1, 2015 by and among the Administrative Agent, Lenders and Borrowers (said Credit Agreement, as so amended and as amended from time to time hereafter, is referred to as the “Credit Agreement”); and
WHEREAS, the Administrative Agent, Lenders and Borrowers desire to amend certain provisions of the Credit Agreement pursuant to the terms hereof.
NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements herein contained, and any extension of credit heretofore, now or hereafter made by Agent and Lenders to Borrowers, the parties hereto agree as follows:
1.Definitions. Except as otherwise provided herein, all capitalized terms used herein without definition shall have the meanings contained in the Credit Agreement.
2.    Amended Definition. The definition of Consolidated EBITDA is hereby deleted and the following is inserted in its stead:
“ “Consolidated EBITDA” means, for any period, Consolidated Net Income for such period; plus, to the extent deducted in determining such Consolidated Net Income, without duplication, (a) Consolidated Interest Charges (net of interest income for such period of the Company and its Subsidiaries for such period, plus (b) federal, state, local and foreign income tax expense for such period, net of income tax credits, plus (c) depreciation and amortization for such period, plus (d) non-cash compensation expense, or other non-cash expenses or charges, for such period arising from the granting of stock options, stock appreciation rights or similar equity arrangements, plus (e) non-cash expenses or losses and other non-cash charges incurred during such period (excluding any non-cash charges representing an accrual of, or reserve for, cash charges to be paid within the next twelve months); plus (f) expenses of up to $400,000 incurred in connection with the Transaction; plus (g)  restructuring and/or impairment charges incurred within such period; minus (h) non-cash income, gains or profits during such period, in each case as determined for the

Company and its Subsidiaries on a Consolidated basis; provided that, for any period that includes a material Acquisition or a material Disposition, the calculation of Consolidated EBITDA shall be subject to the adjustments set forth in Sections 1.03(c) and 1.03(d).”
3.    Borrowing Base Certificate. Section 7.02(a) of the Credit Agreement is hereby deleted and the following is inserted in its stead:
“7.02    Borrowing Base Certificate; Other Information. Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:
(a)    on or before the 25th of each month, from and after the date hereof, or if weekly reporting is requested by the Administrative Agent, on Wednesday of each week, Borrower Agent shall deliver to Administrative Agent, in form acceptable to the Administrative Agent, a Borrowing Base Certificate as of the last day of the immediately preceding month or week, as applicable, with such supporting materials as the Administrative Agent shall reasonably request (including weekly reporting of rolling forward accounts receivable data by reporting weekly sales, cash collections and credits and monthly reporting of accounts receivable ineligibles). All calculations of Availability in any Borrowing Base Certificate shall originally be made by Borrowers and certified by a Responsible Officer, provided that the Administrative Agent may from time to time review and adjust any such calculation (a) to reflect its reasonable estimate of declines in value of any Collateral, due to collections received in the Concentration Account or otherwise; (b) to adjust advance rates to reflect changes in dilution, quality, mix and other factors affecting Collateral; and (c) to the extent the calculation is not made in accordance with this Agreement or does not accurately reflect the Availability Reserve.”
4.    Financial Covenants. Effective upon the date on which the financial statements for the fiscal month ended October 31, 2015 are delivered to the Administrative Agent and Lenders pursuant to Section 7.01(b), Section 8.12 shall be deleted and the following shall be inserted in its stead:
“8.12    Financial Covenants.
(a)    Consolidated EBITDA. Permit the Consolidated EBITDA, determined as of (i) the last day of each period listed below most recently ended before the commencement of a Fixed Charge Coverage Trigger Period and (ii) the last day of each period listed below thereafter ending during any Fixed Charge Coverage Trigger Period to be less than the amount set forth opposite such period:

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Period	Amount
One month ending October 31, 2015	$709,000
Two months ending November 30, 2015	$1,299,000
Three months ending December 31, 2015	$2,090,000

For purposes of this Minimum Consolidated EBITDA covenant only, the amount of restructuring and/or impairment charges added back to Consolidated Net Income pursuant to clause (g) of the definition of Consolidated EBITDA, for the fourth quarter of 2015, shall not exceed $1,000,000.
(b)    Consolidated Fixed Charge Coverage Ratio. With respect to Measurement Periods ending on or after January 31, 2016, permit the Consolidated Fixed Charge Coverage Ratio, determined as of (i) the last day of the Measurement Period most recently ended before the commencement of a Fixed Charge Coverage Trigger Period and (ii) the last day of each Measurement Period thereafter ending during any Fixed Charge Coverage Trigger Period to be less than 1.10 to 1.00 for such Measurement Period. The Administrative Agent, Lenders and Borrowers agree to discuss amending this Section 8.12(b) upon delivery by Borrowers of the projections for fiscal year 2016 as required by Section 7.01(e). In the event, however, that Borrowers and Required Lenders are unable to agree upon any such amendment, the provisions of this Section 8.12(b) shall remain in full force and effect.
(c)    Consolidated Capital Expenditures. Permit the aggregate amount of Consolidated Capital Expenditures made by the Loan Parties to exceed $7,500,000 in the fiscal year ending December 31, 2015 and $5,000,000 in each fiscal year thereafter.”
Until such date when the financial statements for the fiscal month ended October 31, 2015 are so delivered pursuant to Section 7.01(b), the existing Section 8.12 shall remain in full force and effect.
5.    Amendment Fee. In order to induce the Administrative Agent and Lenders to enter into this Second Amendment, Borrowers agree to pay to the Administrative Agent for the benefit of Lenders, an amendment fee in the amount of $120,000, which amendment fee shall be paid in $10,000 monthly installments. The first such installment shall be due on the date hereof. Each subsequent installment shall be paid on the first day of each month commencing December 1, 2015.
6.    Conditions Precedent. This Second Amendment shall become effective when (x) Borrowers, the Administrative Agent and Lenders shall have executed and delivered to each other this Second Amendment and (y) Borrowers shall have paid to the Administrative Agent for the reasonable benefit of Lenders, the first installment of the amendment fee referred to in Section 5 above.

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7.    Governing Law. This Second Amendment shall be governed by, and construed in accordance with, the laws of the State of Illinois, without regard to the principles thereof relating to conflict of laws.
8.    Execution in Counterparts. This Second Amendment may be executed in any number of separate counterparts, each of which shall, collectively and separately, constitute one agreement. Delivery of an executed counterpart of a signature page of this Second Amendment by telecopy or electronically (such as PDF) shall be effective as delivery of a manually executed counterpart of this Second Amendment.
9.    Continuing Effect. Except as otherwise specifically set out herein, the provisions of the Credit Agreement shall remain in full force and effect.
(Signature Page Follows)
IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to Credit Agreement to be duly executed as of the date first above written.

Borrowers: STARTEK, INC., a Delaware Corporation By: /s/ Chad A. Carlson Chad A. Carlson President and Chief Executive Officer
STARTEK HEALTH SERVICES, INC., a Colorado Corporation By: /s/ Chad A. Carlson Chad A. Carlson President and Chief Executive Officer
STARTEK USA, INC. a Colorado Corporation By: /s/ Chad A. Carlson Chad A. Carlson President and Chief Executive Officer
GUARANTOR: COLLECTION CENTER, INC., a North Dakota Corporation By: /s/ Doug Tackett Doug Tackett Secretary

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(Signature Page to Second Amendment to Credit Agreement)

ADMINISTRATIVE AGENT:	BMO HARRIS BANK N.A., as Administrative Agent By: /s/ Quinn Heiden Quinn Heiden Director

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(Signature Page to Second Amendment to Credit Agreement)

LENDERS:	BMO HARRIS BANK N.A., as a Lender, L/C Issuer and Swing Line Lender By: /s/ Quinn Heiden Quinn Heiden Director

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